SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

EXAR CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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IMPORTANT: PLEASE SIGN, DATE AND MAIL

THE WHITE PROXY CARD TODAY

October 7, 2005

Dear Exar Shareholder,

With Exar Corporation’s Annual Meeting of Shareholders just weeks away, we urge you to vote FOR your Board’s nominees – Richard Previte (financial expert and Chairman of our Audit Committee), Thomas Werner (high-tech executive and member of our Compensation Committee) and Richard Koppes (former General Counsel of CalPERS and nationally recognized corporate governance expert)—by signing, dating and returning the enclosed WHITE proxy card TODAY.

As you may know, GWA Investments, LLC (“GWA”), a hedge fund owning only 250,000 shares of Exar stock, of which 96% have been hedged in short-sales effected by GWA, has initiated a proxy contest in opposition to your Board of Directors.

GWA INVESTMENTS & GUY ADAMS’ BACKGROUND

AND HIS COMMUNICATIONS WITH EXAR

GWA is the investment vehicle for Guy Adams, an individual with a track record of targeting companies for his personal benefit at the expense of shareholders. Moreover, Guy Adams has shown a willingness to push ethical boundaries in pursuit of his personal objectives. In 2001, the U.S. District Court for the District of Kansas ruled that Guy Adams violated federal securities laws by making false and misleading statements in his proxy materials to solicit votes for election to the Lone Star Steakhouse & Saloon Inc. board of directors. Additionally, his resignation from the Lone Star board of directors after less than a year underscores the limitations of his relevant experience and the short term perspective of his influence. Do not be mislead by Guy Adams; he has no knowledge of Exar’s industry or business, and has owned Exar’s stock for only 8 months – in fact, GWA purchased a majority of its shares only 6 months ago, which was just weeks before Adams announced his pursuit to replace the qualified members of your Board with hand-picked GWA candidates.

Mr. Adams’ actions as an Exar shareholder have continued to focus solely on his own interests, and not on what is best for Exar or its shareholders. For example, although Mr. Adams demanded that both he and his hand-picked nominee, Richard Leza, be appointed to Exar’s Board, both he and Mr. Leza refused to participate, like all potential director candidates are required to do, in Exar’s director search and nomination process which was led by Spencer Stuart & Associates, one of the nation’s leading executive search firms, together with the Board’s Corporate Governance and Nominating Committee. Mr. Adams made this decision despite an express invitation from Exar to participate in this process. In fact, rather than participate in our search and nomination process, GWA launched a disruptive and unnecessary proxy contest, and has since demanded payment from Exar of all expenses incurred by GWA in connection with its hostile proxy contest. It is important to note that your Board’s search and nomination process led to our recruitment of Richard Koppes, a nationally recognized expert in Corporate Governance and the former General Counsel of CalPERS, and Oscar Rodriguez, the Chief Executive Officer and President of Riverstone Networks who has more than 20 years of experience in the data and telecommunications industry.

Moreover, while Mr. Adams did not contact us prior to adding Pete Rodriguez (of no relation to Exar Board member Oscar Rodriguez) to his slate of nominees, he did manage to contact Richard Koppes almost immediately after we announced Mr. Koppes’ decision to stand for election as an Exar director nominee. Guy Adams requested permission to include Mr. Koppes on his proxy card. This is proof that our methods of vetting directors works—we have taken care to search out and select experienced individuals who will add substantial value to Exar and who will leverage their expertise for the benefit of all shareholders.

Mr. Adams’ recent actions further demonstrate that he is a short-term speculator in Exar’s stock rather than a long-term investor in the Company. For example, GWA has admitted that it is a “short-seller” of Exar stock. In fact, virtually all of GWA’s shares of Exar have been “shorted”; of the 250,000 shares reported as owned by GWA, only 10,000 shares of Exar stock—or about 0.03% of the Company’s outstanding shares—are currently not being used for short-selling profits by GWA. This is not the type of behavior one would expect from an investor who claims to have a long-term vision for the future success of our Company.

GWA’S CANDIDATES

LACK THE QUALIFICATIONS TO BE DIRECTORS OF EXAR

None of GWA’s candidates—Guy Adams, Richard Leza and Pete Rodriguez—have any knowledge of, or economic interest in, Exar. Indeed, only Adams (through GWA) owns any stock in Exar, and GWA’s interest is primarily as a short-seller seeking to drive the price of Exar stock down, rather than as a long-term investor of Exar. In fact both Richard Leza and Pete Rodriguez own NO shares of Exar, have NO experience serving on a public company’s board, and have NO particular expertise in Exar’s industry.

Guy Adams and his hand-picked candidates offer NO plan for Exar’s future. In particular, Adams, Leza and P. Rodriguez have:

•	NO working knowledge of Exar, its business or the industry,
•	NO business plan for Exar,
•	NO concrete strategy to create value for all Exar shareholders; and
•	NO relevant public company experience.

In contrast, your Board’s nominees, all of whom are independent, have wide-ranging and critical expertise. Exar’s candidates include:

■	Rich Previte—the Chair of Exar’s Audit Committee and member of Exar’s Board since 1999. Mr. Previte is currently the Executive Vice President of Spansion LLC, a subsidiary of AMD/Fujitsu in registration to go public, and previously served in various senior positions at AMD, including Chief Financial Officer, President and Chief Operating Officer, as well as a Director.

■	Tom Werner—A member of Exar’s Audit and Compensation Committees. Mr. Werner joined Exar’s Board in 2004. Mr. Werner is the Chief Executive Officer of SunPower Corporation, which is currently in registration to go public. Mr. Werner previously held various senior executive positions at 3Com Corp. and General Electric, and is a director of Three-Five Systems, Inc.

■	Rich Koppes—Mr. Koppes has recently been nominated to stand for election to the Exar Board, following the independent director search and nomination process initiated by Exar earlier this year (the same search process that Mr. Adams and his nominees refused to participate in). Mr. Koppes is widely recognized as one of the country’s foremost experts on corporate governance, is of counsel to the international law firm of Jones Day and was previously General Counsel and Deputy Executive Officer of CalPERS, the largest public pension fund in the United States. After Mr. Koppes agreed to serve as a candidate for Exar’s board, GWA sought to include him in its list of candidates. In response to Mr. Koppes’ decision to reject GWA’s proposal, GWA now claims that Mr. Koppes is not qualified to be an Exar director.

GWA HAS NO UNDERSTANDING

OF EXAR’S BUSINESS NOR ANY PLAN FOR EXAR’S FUTURE

GWA has never laid out any strategic plan or a vision of how its nominees intend to add value to Exar and its shareholders. Instead, GWA has put forth elementary initiatives in its definitive proxy statement and continues to make uninformed and misguided suggestions that reflect its lack of candor, relevant industry experience and understanding of Exar.

In contrast, Exar’s Board and management have repeatedly demonstrated their ability to succeed, even in the most difficult financial environment. Historically. Exar has preserved shareholder value almost 10 times greater than some members in its peer group.

GWA HAS NO STRATEGY FOR CREATING SHAREHOLDER VALUE,

WHILE EXAR HAS TAKEN CLEAR ACTION

TO BENEFIT EXAR AND ITS SHAREHOLDERS

GWA offers NO strategy for creating shareholder value, NO plan to expand Exar’s business, and NO plan for creating value for Exar’s shareholders.

In contrast, throughout Exar’s 34 year history, including 20 years listed on NASDAQ, your Board and management have been steadfast in their commitment to upholding strong corporate governance principles and to looking for strategic opportunities that are in the best interests of all our shareholders.

In fact, the actions taken by Exar’s board in just the last few months demonstrate its commitment to Exar and its shareholders. These actions include:

•	Successfully concluding a modified Dutch Auction tender offer in which we acquired $120 million of our outstanding shares. The modified Dutch Auction tender offer provided liquidity to those shareholders looking to receive cash for a portion of their stockholdings while maintaining their existing ownership percentage in Exar. It also afforded Exar’s shareholders not participating the opportunity to increase their ownership percentage in Exar.
•	Reaffirming our intention to repurchase the remaining $30 million of our previously authorized $40 million stock repurchase program.
•	Terminating the Company’s shareholder rights plan.

YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT

EXAR SHAREHOLDERS VOTE THE ENCLOSED

WHITE PROXY CARD TODAY FOR YOUR BOARD’S NOMINEES

With a Board that is comprised of a majority of independent directors (6 out of 9) and a management team that has successfully led Exar through one of the industry’s most difficult periods, we are confident in our ability to continue to successfully lead the Company into the future.

We urge you to act now to protect the value of your investment in Exar and to ensure that control of your Company is not seized by short-term speculators who have only one objective in mind—to pursue their own short-sighted self-interests and to enrich themselves at the expense of the rest of Exar’s shareholders.

Your vote is extremely important—no matter how many or how few shares you own. To vote your shares, please sign, date and return the enclosed WHITE proxy card and mail it promptly in the enclosed self-addressed, stamped envelope. Remember, even if you have previously returned a gold proxy card, you have every legal right to change your vote—only your latest-dated proxy counts.

IF YOU HAVE ANY QUESTIONS ABOUT VOTING OR NEED ADDITIONAL ASSISTANCE, PLEASE CONTACT GEORGESON SHAREHOLDER COMMUNICATIONS, THE FIRM ASSISTING US IN THE SOLICITATION OF PROXIES, TOLL FREE AT (866) 346-1016 (BANKS AND BROKERS PLEASE CALL COLLECT AT (212) 440-9800).

On behalf of your Board of Directors, I thank you for your continued confidence and support.

Sincerely,

/s/    Donald L. Ciffone, Jr.

Donald L. Ciffone, Jr.

Chairman of the Board of Directors

Additional Information and Where to Find It

On October 3, 2005, the Company filed a definitive proxy statement with the U.S. Securities and Exchange Commission (SEC) relating to its 2005 Annual Meeting of Shareholders. Shareholders of the Company are advised to read the Company’s proxy statement for the annual meeting because it contains important information. The Company’s proxy statement for the annual meeting was mailed to Shareholders of the Company on October 3, 2005. Shareholders and other interested parties may obtain free copies of the proxy statement and other documents filed by the Company with the SEC through the website maintained by the SEC at http://www.sec.gov. These documents may also be obtained free of charge by contacting Georgeson Shareholder Communications, Inc.

Safe Harbor Statement

This presentation includes forward-looking statements, within the meaning of Section 21E of the Securities Exchange Act of 1934, regarding management’s efforts to explore means by which to enhance shareholder value. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on such factors as the outcome of the proxy contest. There can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. As appropriate, additional factors are contained in reports filed by the Company with the Securities and Exchange Commission, including the Company’s reports on Form 10-K for the fiscal year ended March 31, 2005 and Form 10-Q for the fiscal quarter ended June 30, 2005 and current reports on Form 8-K. This paragraph is included to provide safe harbor for forward-statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

If your shares are registered in your own name, please sign, date and mail the enclosed WHITE Proxy Card to Georgeson Shareholder Communications Inc. in the self-addressed, stamped envelope provided today.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, please sign, date and mail the enclosed WHITE Proxy Card in the self-addressed, stamped envelope provided.

After signing the enclosed WHITE Proxy Card do not sign or return any proxy card sent to you by the dissident group. Remember—only your latest dated proxy will determine how your shares are to be voted at the meeting.

If you have any questions or need assistance in voting your shares, please contact our proxy solicitor.

17 State Street, 10th Floor

New York, NY 10004

Banks and Brokers (212) 440-9800

Shareholders Call Toll Free (866) 346-1016